SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Schedule 13G

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d)
AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No. 1)*

RetailMeNot, Inc.
(Name of Issuer)

Series 1 Common Stock
(Title of Class of Securities)

76132B106
(CUSIP Number)

December 31, 2014
(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)

☐	Rule 13d-1(c)

☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

(Continued on following pages)

Exhibit Index on Page 17

CUSIP # 76132B106	Page 2 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Austin Ventures IX, L.P. (“AV IX”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,960,127 shares, except that AV Partners IX, L.P. (“AVP IX LP”), the general partner of AV IX, and AV Partners IX, L.L.C. (AVP IX LLC”), the general partner of AVP IX LP, may be deemed to have sole power to vote these shares, and Joseph C. Aragona (“Aragona”), C. Thomas Ball (“Ball”), Kenneth P. DeAngelis (“DeAngelis”), Christopher A. Pacitti (“Pacitti”), Philip S. Siegel (“Siegel”) and John D. Thornton (“Thornton”), who are members of or are associated with AVP IX LLC, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,960,127 shares, except that AVP IX LP, the general partner of AV IX, and AVP IX LLC, the general partner of AVP IX LP, may be deemed to have sole power to dispose of these shares, and Aragona, Ball, DeAngelis, Pacitti, Siegel and Thornton, who are members of or are associated with AVP IX LLC, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,960,127
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	7.3%
12	TYPE OF REPORTING PERSON	PN

CUSIP # 76132B106	Page 3 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON AV Partners IX, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,960,127 shares, all of which are directly owned by AV IX. AVP IX LP, the general partner of AV IX, may be deemed to have the sole power to vote these shares, except that AVP IX LLC, the general partner of AVP IX LP, may be deemed to have sole power to vote these shares, and Aragona, Ball, DeAngelis, Pacitti, Siegel and Thornton, who are members of or are associated with AVP IX LLC, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,960,127 shares, all of which are directly owned by AV IX. AVP IX LP, the general partner of AV IX, may be deemed to have the sole power to dispose of these shares, except that AVP IX LLC, the general partner of AVP IX LP, may be deemed to have sole power to dispose of these shares, and Aragona, Ball, DeAngelis, Pacitti, Siegel and Thornton, who are members of or are associated with AVP IX LLC, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,960,127
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	7.3%
12	TYPE OF REPORTING PERSON	PN

CUSIP # 76132B106	Page 4 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON AV Partners IX, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,960,127 shares, all of which are directly owned by AV IX. AVP IX LLC, the general partner of AVP IX LP, may be deemed to have the sole power to vote these shares, except that AVP IX LP, the general partner of AV IX, may be deemed to have sole power to vote these shares, and Aragona, Ball, DeAngelis, Pacitti, Siegel and Thornton, who are members of or are associated with AVP IX LLC, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,960,127 shares, all of which are directly owned by AV IX. AVP IX LLC, the general partner of AVP IX LP, may be deemed to have the sole power to dispose of these shares, except that AVP IX LP, the general partner of AV IX, may be deemed to have sole power to dispose of these shares, and Aragona, Ball, DeAngelis, Pacitti, Siegel and Thornton, who are members of or are associated with AVP IX LLC, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,960,127
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	7.3%
12	TYPE OF REPORTING PERSON	OO

CUSIP # 76132B106	Page 5 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Austin Ventures X, L.P. (“AV X”)
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,668,036 shares, except that AV Partners X, L.P. (“AVP X LP”), the general partner of AV X, and AV Partners X, L.L.C. (“AVP X LLC”), the general partner of AVP X LP, may be deemed to have sole power to vote these shares, and Aragona, Ball, DeAngelis, Pacitti, Siegel and Thornton, who are members of or are associated with AVP X LLC, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,668,036 shares, except that AVP X LP, the general partner of AV X, and AVP X LLC, the general partner of AVP X LP, may be deemed to have sole power to dispose of these shares, and Aragona, Ball, DeAngelis, Pacitti, Siegel and Thornton, who are members of or are associated with AVP X LLC, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,668,036
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	6.8%
12	TYPE OF REPORTING PERSON	PN

CUSIP # 76132B106	Page 6 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON AV Partners X, L.P.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,668,036 shares, all of which are directly owned by AV X. AVP X LP, the general partner of AV X, may be deemed to have the sole power to vote these shares, except that AVP X LLC, the general partner of AVP X LP, may be deemed to have sole power to vote these shares, and Aragona, Ball, DeAngelis, Pacitti, Siegel and Thornton, who are members of or are associated with AVP X LLC, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,668,036 shares, all of which are directly owned by AV X. AVP X LP, the general partner of AV X, may be deemed to have the sole power to dispose of these shares, except that AVP X LLC, the general partner of AVP X LP, may be deemed to have sole power to dispose of these shares, and Aragona, Ball, DeAngelis, Pacitti, Siegel and Thornton, who are members of or are associated with AVP X LLC, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,668,036
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	6.8%
12	TYPE OF REPORTING PERSON	PN

CUSIP # 76132B106	Page 7 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON AV Partners X, L.L.C.
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION Delaware

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5	SOLE VOTING POWER
3,668,036 shares, all of which are directly owned by AV X. AVP X LLC, the general partner of AVP X LP, may be deemed to have the sole power to vote these shares, except that AVP X LP, the general partner of AV X, may be deemed to have sole power to vote these shares, and Aragona, Ball, DeAngelis, Pacitti, Siegel and Thornton, who are members of or are associated with AVP X LLC, may be deemed to have shared power to vote these shares.
6	SHARED VOTING POWER See response to row 5.
7	SOLE DISPOSITIVE POWER
3,668,036 shares, all of which are directly owned by AV X. AVP X LLC, the general partner of AVP X LP, may be deemed to have the sole power to dispose of these shares, except that AVP X LP, the general partner of AV X, may be deemed to have sole power to dispose of these shares, and Aragona, Ball, DeAngelis, Pacitti, Siegel and Thornton, who are members of or are associated with AVP X LLC, may be deemed to have shared power to dispose of these shares.
8	SHARED DISPOSITIVE POWER See response to row 7.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	3,668,036
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	6.8%
12	TYPE OF REPORTING PERSON	OO

CUSIP # 76132B106	Page 8 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Joseph C. Aragona
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF	5	SOLE VOTING POWER -0-
SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
		7,628,163 shares, of which 3,960,127 are directly owned by AV IX and 3,668,036 are directly owned by AV X. Aragona is a member of AVP IX LLC, the general partner of AVP IX LP, the general partner of AV IX, and a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER -0-
8	SHARED DISPOSITIVE POWER
		7,628,163 shares, of which 3,960,127 are directly owned by AV IX and 3,668,036 are directly owned by AV X. Aragona is a member of AVP IX LLC, the general partner of AVP IX LP, the general partner of AV IX, and a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	7,628,163
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	14.1%
12	TYPE OF REPORTING PERSON	IN

CUSIP # 76132B106	Page 9 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Kenneth P. DeAngelis
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF	5	SOLE VOTING POWER -0-
SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
		7,628,163 shares, of which 3,960,127 are directly owned by AV IX and 3,668,036 are directly owned by AV X. DeAngelis is a member of AVP IX LLC, the general partner of AVP IX LP, the general partner of AV IX, and a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER -0-
8	SHARED DISPOSITIVE POWER
		7,628,163 shares, of which 3,960,127 are directly owned by AV IX and 3,668,036 are directly owned by AV X. DeAngelis is a member of AVP IX LLC, the general partner of AVP IX LP, the general partner of AV IX, and a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	7,628,163
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	14.1%
12	TYPE OF REPORTING PERSON	IN

CUSIP # 76132B106	Page 10 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Christopher A. Pacitti
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF	5	SOLE VOTING POWER -0-
SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
		7,628,163 shares, of which 3,960,127 are directly owned by AV IX and 3,668,036 are directly owned by AV X. Pacitti is a member of AVP IX LLC, the general partner of AVP IX LP, the general partner of AV IX, and a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER -0-
8	SHARED DISPOSITIVE POWER
		7,628,163 shares, of which 3,960,127 are directly owned by AV IX and 3,668,036 are directly owned by AV X. Pacitti is a member of AVP IX LLC, the general partner of AVP IX LP, the general partner of AV IX, and a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	7,628,163
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	14.1%
12	TYPE OF REPORTING PERSON	IN

CUSIP # 76132B106	Page 11 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON Philip S. Siegel
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF	5	SOLE VOTING POWER -0-
SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
		7,628,163 shares, of which 3,960,127 are directly owned by AV IX and 3,668,036 are directly owned by AV X. Siegel is associated with AVP IX LLC, the general partner of AVP IX LP, the general partner of AV IX, and a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER -0-
8	SHARED DISPOSITIVE POWER
		7,628,163 shares, of which 3,960,127 are directly owned by AV IX and 3,668,036 are directly owned by AV X. Siegel is associated with AVP IX LLC, the general partner of AVP IX LP, the general partner of AV IX, and a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	7,628,163
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	14.1%
12	TYPE OF REPORTING PERSON	IN

CUSIP # 76132B106	Page 12 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON John D. Thornton
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF	5	SOLE VOTING POWER -0-
SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
		7,628,163 shares, of which 3,960,127 are directly owned by AV IX and 3,668,036 are directly owned by AV X. Thornton is a member of AVP IX LLC, the general partner of AVP IX LP, the general partner of AV IX, and a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER -0-
8	SHARED DISPOSITIVE POWER
		7,628,163 shares, of which 3,960,127 are directly owned by AV IX and 3,668,036 are directly owned by AV X. Thornton is a member of AVP IX LLC, the general partner of AVP IX LP, the general partner of AV IX, and a member of AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	7,628,163
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	14.1%
12	TYPE OF REPORTING PERSON	IN

CUSIP # 76132B106	Page 13 of 19

1	NAME OF REPORTING SS OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON C. Thomas Ball
2	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP (a) ☐ (b) ☒
3	SEC USE ONLY
4	CITIZENSHIP OR PLACE OF ORGANIZATION U.S. Citizen

NUMBER OF	5	SOLE VOTING POWER -0-
SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	6	SHARED VOTING POWER
		7,628,163 shares, of which 3,960,127 are directly owned by AV IX and 3,668,036 are directly owned by AV X. Ball is associated with AVP IX LLC, the general partner of AVP IX LP, the general partner of AV IX, and associated with AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to vote these shares.
	7	SOLE DISPOSITIVE POWER -0-
8	SHARED DISPOSITIVE POWER
		7,628,163 shares, of which 3,960,127 are directly owned by AV IX and 3,668,036 are directly owned by AV X. Ball is associated with AVP IX LLC, the general partner of AVP IX LP, the general partner of AV IX, and associated with AVP X LLC, the general partner of AVP X LP, the general partner of AV X, and may be deemed to have shared power to dispose of these shares.

9	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON	7,628,163
10	CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES	☐
11	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9	14.1%
12	TYPE OF REPORTING PERSON	IN

CUSIP # 76132B106	Page 14 of 19

This Amendment No. 1 amends the Statement on Schedule 13G previously filed by Austin Ventures IX, L.P., a Delaware limited partnership, AV Partners IX, L.P., a Delaware limited partnership, AV Partners IX, L.L.C., a Delaware limited liability company, Austin Ventures X, L.P., a Delaware limited partnership, AV Partners X, L.P., a Delaware limited partnership, AV Partners X, L.L.C., a Delaware limited liability company, Joseph C. Aragona, C. Thomas Ball, Kenneth P. DeAngelis, Christopher A. Pacitti, Philip S. Siegel and John D. Thornton. The foregoing entities and individuals are collectively referred to as the “Reporting Persons.” Only those items as to which there has been a change are included in this Amendment No. 1.

ITEM 4.	OWNERSHIP

The following information with respect to the ownership of the Series 1 Common Stock of the issuer by the person filing this Statement is provided as of December 31, 2014.

(a)	Amount beneficially owned:

See Row 9 of cover page for each Reporting Person.

(b)	Percent of Class:

See Row 11 of cover page for each Reporting Person.

(c)	Number of shares as to which such person has:

(i)	Sole power to vote or to direct the vote:

See Row 5 of cover page for each Reporting Person.

(ii)	Shared power to vote or to direct the vote:

See Row 6 of cover page for each Reporting Person.

(iii)	Sole power to dispose or to direct the disposition of:

See Row 7 of cover page for each Reporting Person.

(iv)	Shared power to dispose or to direct the disposition of:

See Row 8 of cover page for each Reporting Person.

CUSIP # 76132B106	Page 15 of 19

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 13, 2015

AUSTIN VENTURES IX, L.P.	/s/ Kevin Kunz
By AV Partners IX, L.P.,	Signature
Its General Partner
By AV Partners IX, L.L.C.	Kevin Kunz
Its General Partner	Chief Financial Officer/Attorney-In-Fact

AV PARTNERS IX, L.P.	/s/ Kevin Kunz
By AV Partners IX, L.L.C.	Signature
Its General Partner
Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

AV PARTNERS IX, L.L.C.	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

AUSTIN VENTURES X, L.P.	/s/ Kevin Kunz
By AV Partners X, L.P.,	Signature
Its General Partner
By AV Partners X, L.L.C.,	Kevin Kunz
Its General Partner	Chief Financial Officer/Attorney-In-Fact

AV PARTNERS X, L.P.	/s/ Kevin Kunz
By AV Partners X, L.L.C.,	Signature
Its General Partner
Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

AV PARTNERS X, L.L.C.	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

CUSIP # 76132B106	Page 16 of 19

JOSEPH C. ARAGONA	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

C. THOMAS BALL	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

KENNETH P. DeANGELIS	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

CHRISTOPHER A. PACITTI	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

PHILIP S. SIEGEL	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

JOHN D. THORNTON	/s/ Kevin Kunz
Signature

Kevin Kunz
Chief Financial Officer/Attorney-In-Fact

CUSIP # 76132B106	Page 17 of 19

EXHIBIT INDEX

Found on Sequentially
Exhibit	Numbered Page

Exhibit A: Agreement of Joint Filing	18

Exhibit B: Power of Attorney	19

CUSIP # 76132B106	Page 18 of 19

exhibit A

Agreement of Joint Filing

Note that a copy of the applicable Agreement of Joint Filing is already on file with the appropriate agencies.

CUSIP # 76132B106	Page 19 of 19

EXHIBIT B

Power of Attorney

Note that a copy of the applicable Power of Attorney is already on file with the appropriate agencies.